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                                                                     EXHIBIT 4.2

                            DEMAND PROMISSORY NOTE

$75,000                                                     September 27, 2006

FOR VALUE RECEIVED, Digicorp, a corporation organized under the laws of Delaware with an address at 4143 Glencoe Avenue, Marina Del Rey, CA 90292 (Fax No.: (310) 651-9629) (the "Maker"), hereby promises to pay to Jay Rifkin with an address at 1723 Cloverfield Blvd., Santa Monica, CA 90404, or assigns (the "Holder"), the principal sum of Seventy Five Thousand Dollars ($75,000) in lawful money of the United States, plus interest thereon at the rate set forth below, ON DEMAND.

1. Payments.

      Maker promises to pay interest on the principal amount of this Note outstanding at a rate equal to the "prime rate" published in The Wall Street Journal from time to time to the date of payment in full. Maker hereby agrees to repay the principal amount of this Note, and the interest which shall accrue on this Note, upon written demand therefor by the Holder. When any date on which principal and interest are due and payable falls on a Saturday, Sunday or legal holiday, then such payment shall be due and payable on the first business day immediately following.

      Prepayment of all or any part of the principal due and owing on this Note may be made on any date without any additional premium or penalty. All payments made on this Note shall be applied first to amounts other than principal and interest which may then be due hereunder, then to interest accrued to the date of the payment and then to the outstanding principal amount of this Note.

      In the event any payment due hereunder is not made within five (5) days after the due date, interest shall accrue on such unpaid amount at the rate of fifteen percent (15%) per annum from the due date.

2. Waivers.

      No delay or failure on the part of the Holder in exercising any right, privilege or option hereunder shall operate as a waiver thereof or of any event of default, nor shall any single or partial exercise of any such right, privilege or option preclude any further exercise thereof, or the exercise of any other right, privilege or option.

      Makers waive demand, presentment for payment, notice of dishonor, protest and notice of protest and any notice or demands of any kind are hereby expressly waived.

3. Miscellaneous.

      (a) Makers shall be responsible for all costs and expenses, including court costs and reasonable attorneys' fees incurred in connection with collection of payments due under this Note.

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      (b) This Note shall be governed by and interpreted in accordance with the laws of the State of California applicable to agreements made and to be performed within such State. Makers (a) hereby irrevocably submit to the jurisdiction of the state courts of the State of California and the jurisdiction of the United States District Courts in the State of California for the purpose of any suit, action or other proceeding arising out of or based upon this Note, or the subject matter hereof brought by Holder and (b) hereby waive and agree not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or this Note or the subject matter hereof may not be enforced in or by such court, and (c) hereby waive in any such action, suit, or proceeding any offsets or counterclaims. Makers hereby consent to service of process by certified mail at their address set forth herein and agree that this submission to jurisdiction and this consent to service of process by mail is made for the express benefit of Holder. Final judgment against Makers in any such action, suit or proceeding shall be conclusive, and may be enforced in other jurisdictions (i) by suit, action or proceeding on the conclusive evidence of the fact and of the amount of any indebtedness or liability of Makers therein described or (ii) in any other manner provided by or pursuant to the laws of such other jurisdiction; provided, however, that Holder may at its option bring suit, or institute other judicial proceedings, against Makers or any of their assets in any state or Federal court of the United States or of any country or place where Makers or their assets may be found.

      (c) MAKERS HEREBY WAIVE THEIR RIGHTS TO A JURY TRAIL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS NOTE. The scope of this waiver is intended to be all-encompassing of any and all disputes that may be filed in any court and that related to the subject matter of this Note, including without limitation, contract claims, tort claims, breach of duty claims, and all other common law and statutory claims. Makers hereby acknowledge that this waiver is a material inducement to enter into a business relationship, that Holder has already relied on the waiver in entering into this Note and that Holder will continue to rely on the waiver in related future dealings. This waiver shall apply to any subsequent amendments, renewals, supplements or modifications to this Note.

      (d) All notices, consents and other communications provided for in this Note or otherwise required by law shall be in writing and may be given to or made upon the respective parties at the addresses specified in the first paragraph of this Note.

            Notices shall be effective upon the date of receipt; provided, however, that a notice sent by certified or registered U.S. mail, with postage prepaid, shall be presumed received no later than three (3) business days following the date of mailing. Notices may also be given by facsimile transmission to the FAX number specified in the first paragraph of this Note and shall be deemed received on the date transmitted.

      (e) Time is of the essence with respect to this Note.


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      IN WITNESS WHEREOF, this Note has been executed and delivered by Maker on the 27th day of September 2006.
                                          DIGICORP

                                          By /s/ William B. Horne
                                             ---------------------------------
                                          Name: William B. Horne
                                          Title: Chief Financial Officer

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